                                                                                     Exhibit 99(f)

                        System Energy Resources, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
                     Ratios of Earnings to Fixed Charges

                                                                    Twelve Months Ended
                                                                                                 June 30,
                                                  1997       1998      1999      2000     2001     2002
Fixed charges, as defined:
  Total Interest                                 $128,653  $116,060  $147,982  $118,519 $138,018  $114,769
  Interest applicable to rentals                    6,065     5,189     3,871     5,753    4,458     4,107
                                                 ---------------------------------------------------------

Total fixed charges, as defined                  $134,718  $121,249  $151,853  $124,272 $142,476  $118,876
                                                 =========================================================

Earnings as defined:
  Net Income                                     $102,295  $106,476   $82,375   $93,745 $116,355   126,332
  Add:
    Provision for income taxes:
      Total                                        74,654    77,263    53,851    81,263   43,761    45,738
    Fixed charges as above                        134,718   121,249   151,853   124,272  142,476   118,876
                                                 ---------------------------------------------------------

Total earnings, as defined                       $311,667  $304,988  $288,079  $299,280 $302,592  $290,946
                                                 =========================================================
Ratio of earnings to fixed charges, as defined       2.31      2.52      1.90      2.41     2.12      2.45
                                                 =========================================================
